SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ) *

LiveXLive Media, Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

53839L208

(CUSIP Number)

December 29, 2017

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐       Rule 13d-1(b)

☑       Rule 13d-1(c)

☐       Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 53839L208		13G
1.	Names of Reporting Persons Rho Ventures VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☑(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,602,939 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,602,939 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,602,939 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 7.3% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by Rho Ventures VI, L.P. (“RV VI”), Rho Capital Partners LLC (“RCP”), RMV VI, L.L.C. (“RMV VI”), Rho Ventures V, L.P. (“RV V”), Rho Ventures V Affiliates, L.L.C. (“RV V Affiliates”), RMV V, L.L.C. (“RMV V”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV VI, RCP, RMV VI , RV V, RV V Affiliates, RMV V, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	1,699,014 shares are held by RV VI, 1,750,255 shares are held by RV V and 153,670 shares are held by RV V Affiliates. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI. RMV V is the general partner of RV V and the managing member of RV V Affiliates, and RCP is the managing member of RMV V. As such, (i) RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI and (ii) RMV V and RCP possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates, and therefore each of the foregoing may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V and RV V Affiliates, respectively. RMV VI, RMV V and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV VI, RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V, and RV V Affiliates. Ruch, Kairouz and Leschly hold no shares of the Issuer directly. This report does not include an additional 121,192 shares of Common Stock that were issued to RV VI, RV V and RV V Affiliates and are held in escrow (and subject to forfeiture) pursuant to the Agreement and Plan of Merger between the Issuer and Slacker, Inc.
(3)	The percentage set forth on the cover sheets is calculated based on 49,650,669 shares of Common Stock reported to be outstanding as of the consummation of the Issuer’s initial public offering, as set forth in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission (“SEC”) on December 27, 2017.

CUSIP No. 53839L208		13G
1.	Names of Reporting Persons Rho Ventures V, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☑(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,602,939 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,602,939 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,602,939 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 7.3% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by Rho Ventures VI, L.P. (“RV VI”), Rho Capital Partners LLC (“RCP”), RMV VI, L.L.C. (“RMV VI”), Rho Ventures V, L.P. (“RV V”), Rho Ventures V Affiliates, L.L.C. (“RV V Affiliates”), RMV V, L.L.C. (“RMV V”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV VI, RCP, RMV VI , RV V, RV V Affiliates, RMV V, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	1,699,014 shares are held by RV VI, 1,750,255 shares are held by RV V and 153,670 shares are held by RV V Affiliates. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI. RMV V is the general partner of RV V and the managing member of RV V Affiliates, and RCP is the managing member of RMV V. As such, (i) RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI and (ii) RMV V and RCP possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates, and therefore each of the foregoing may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V and RV V Affiliates, respectively. RMV VI, RMV V and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV VI, RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V, and RV V Affiliates. Ruch, Kairouz and Leschly hold no shares of the Issuer directly. This report does not include an additional 121,192 shares of Common Stock that were issued to RV VI, RV V and RV V Affiliates and are held in escrow (and subject to forfeiture) pursuant to the Agreement and Plan of Merger between the Issuer and Slacker, Inc.
(3)	The percentage set forth on the cover sheets is calculated based on 49,650,669 shares of Common Stock reported to be outstanding as of the consummation of the Issuer’s initial public offering, as set forth in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission (“SEC”) on December 27, 2017.

CUSIP No. 53839L208		13G
1.	Names of Reporting Persons Rho Ventures V Affiliates, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☑(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,602,939 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,602,939 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,602,939 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 7.3% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by Rho Ventures VI, L.P. (“RV VI”), Rho Capital Partners LLC (“RCP”), RMV VI, L.L.C. (“RMV VI”), Rho Ventures V, L.P. (“RV V”), Rho Ventures V Affiliates, L.L.C. (“RV V Affiliates”), RMV V, L.L.C. (“RMV V”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV VI, RCP, RMV VI , RV V, RV V Affiliates, RMV V, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	1,699,014 shares are held by RV VI, 1,750,255 shares are held by RV V and 153,670 shares are held by RV V Affiliates. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI. RMV V is the general partner of RV V and the managing member of RV V Affiliates, and RCP is the managing member of RMV V. As such, (i) RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI and (ii) RMV V and RCP possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates, and therefore each of the foregoing may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V and RV V Affiliates, respectively. RMV VI, RMV V and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV VI, RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V, and RV V Affiliates. Ruch, Kairouz and Leschly hold no shares of the Issuer directly. This report does not include an additional 121,192 shares of Common Stock that were issued to RV VI, RV V and RV V Affiliates and are held in escrow (and subject to forfeiture) pursuant to the Agreement and Plan of Merger between the Issuer and Slacker, Inc.
(3)	The percentage set forth on the cover sheets is calculated based on 49,650,669 shares of Common Stock reported to be outstanding as of the consummation of the Issuer’s initial public offering, as set forth in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission (“SEC”) on December 27, 2017.

CUSIP No. 53839L208		13G
1.	Names of Reporting Persons RMV V, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☑(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,602,939 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,602,939 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,602,939 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 7.3% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by Rho Ventures VI, L.P. (“RV VI”), Rho Capital Partners LLC (“RCP”), RMV VI, L.L.C. (“RMV VI”), Rho Ventures V, L.P. (“RV V”), Rho Ventures V Affiliates, L.L.C. (“RV V Affiliates”), RMV V, L.L.C. (“RMV V”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV VI, RCP, RMV VI , RV V, RV V Affiliates, RMV V, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	1,699,014 shares are held by RV VI, 1,750,255 shares are held by RV V and 153,670 shares are held by RV V Affiliates. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI. RMV V is the general partner of RV V and the managing member of RV V Affiliates, and RCP is the managing member of RMV V. As such, (i) RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI and (ii) RMV V and RCP possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates, and therefore each of the foregoing may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V and RV V Affiliates, respectively. RMV VI, RMV V and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV VI, RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V, and RV V Affiliates. Ruch, Kairouz and Leschly hold no shares of the Issuer directly. This report does not include an additional 121,192 shares of Common Stock that were issued to RV VI, RV V and RV V Affiliates and are held in escrow (and subject to forfeiture) pursuant to the Agreement and Plan of Merger between the Issuer and Slacker, Inc.
(3)	The percentage set forth on the cover sheets is calculated based on 49,650,669 shares of Common Stock reported to be outstanding as of the consummation of the Issuer’s initial public offering, as set forth in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission (“SEC”) on December 27, 2017.

CUSIP No. 53839L208		13G
1.	Names of Reporting Persons RMV VI, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☑(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,602,939 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,602,939 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,602,939 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 7.3% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by Rho Ventures VI, L.P. (“RV VI”), Rho Capital Partners LLC (“RCP”), RMV VI, L.L.C. (“RMV VI”), Rho Ventures V, L.P. (“RV V”), Rho Ventures V Affiliates, L.L.C. (“RV V Affiliates”), RMV V, L.L.C. (“RMV V”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV VI, RCP, RMV VI , RV V, RV V Affiliates, RMV V, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	1,699,014 shares are held by RV VI, 1,750,255 shares are held by RV V and 153,670 shares are held by RV V Affiliates. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI. RMV V is the general partner of RV V and the managing member of RV V Affiliates, and RCP is the managing member of RMV V. As such, (i) RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI and (ii) RMV V and RCP possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates, and therefore each of the foregoing may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V and RV V Affiliates, respectively. RMV VI, RMV V and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV VI, RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V, and RV V Affiliates. Ruch, Kairouz and Leschly hold no shares of the Issuer directly. This report does not include an additional 121,192 shares of Common Stock that were issued to RV VI, RV V and RV V Affiliates and are held in escrow (and subject to forfeiture) pursuant to the Agreement and Plan of Merger between the Issuer and Slacker, Inc.
(3)	The percentage set forth on the cover sheets is calculated based on 49,650,669 shares of Common Stock reported to be outstanding as of the consummation of the Issuer’s initial public offering, as set forth in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission (“SEC”) on December 27, 2017.

CUSIP No. 53839L208		13G
1.	Names of Reporting Persons Rho Capital Partners LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☑(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,602,939 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,602,939 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,602,939 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 7.3% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by Rho Ventures VI, L.P. (“RV VI”), Rho Capital Partners LLC (“RCP”), RMV VI, L.L.C. (“RMV VI”), Rho Ventures V, L.P. (“RV V”), Rho Ventures V Affiliates, L.L.C. (“RV V Affiliates”), RMV V, L.L.C. (“RMV V”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV VI, RCP, RMV VI , RV V, RV V Affiliates, RMV V, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	1,699,014 shares are held by RV VI, 1,750,255 shares are held by RV V and 153,670 shares are held by RV V Affiliates. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI. RMV V is the general partner of RV V and the managing member of RV V Affiliates, and RCP is the managing member of RMV V. As such, (i) RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI and (ii) RMV V and RCP possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates, and therefore each of the foregoing may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V and RV V Affiliates, respectively. RMV VI, RMV V and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV VI, RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V, and RV V Affiliates. Ruch, Kairouz and Leschly hold no shares of the Issuer directly. This report does not include an additional 121,192 shares of Common Stock that were issued to RV VI, RV V and RV V Affiliates and are held in escrow (and subject to forfeiture) pursuant to the Agreement and Plan of Merger between the Issuer and Slacker, Inc.
(3)	The percentage set forth on the cover sheets is calculated based on 49,650,669 shares of Common Stock reported to be outstanding as of the consummation of the Issuer’s initial public offering, as set forth in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission (“SEC”) on December 27, 2017.

CUSIP No. 53839L208		13G
1.	Names of Reporting Persons Joshua Ruch
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☑(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,602,939 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,602,939 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,602,939 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 7.3% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by Rho Ventures VI, L.P. (“RV VI”), Rho Capital Partners LLC (“RCP”), RMV VI, L.L.C. (“RMV VI”), Rho Ventures V, L.P. (“RV V”), Rho Ventures V Affiliates, L.L.C. (“RV V Affiliates”), RMV V, L.L.C. (“RMV V”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV VI, RCP, RMV VI , RV V, RV V Affiliates, RMV V, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	1,699,014 shares are held by RV VI, 1,750,255 shares are held by RV V and 153,670 shares are held by RV V Affiliates. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI. RMV V is the general partner of RV V and the managing member of RV V Affiliates, and RCP is the managing member of RMV V. As such, (i) RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI and (ii) RMV V and RCP possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates, and therefore each of the foregoing may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V and RV V Affiliates, respectively. RMV VI, RMV V and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV VI, RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V, and RV V Affiliates. Ruch, Kairouz and Leschly hold no shares of the Issuer directly. This report does not include an additional 121,192 shares of Common Stock that were issued to RV VI, RV V and RV V Affiliates and are held in escrow (and subject to forfeiture) pursuant to the Agreement and Plan of Merger between the Issuer and Slacker, Inc.
(3)	The percentage set forth on the cover sheets is calculated based on 49,650,669 shares of Common Stock reported to be outstanding as of the consummation of the Issuer’s initial public offering, as set forth in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission (“SEC”) on December 27, 2017.

CUSIP No. 53839L208		13G
1.	Names of Reporting Persons Mark Leschly
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☑(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Kingdom of Denmark
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,602,939 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,602,939 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,602,939 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 7.3% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by Rho Ventures VI, L.P. (“RV VI”), Rho Capital Partners LLC (“RCP”), RMV VI, L.L.C. (“RMV VI”), Rho Ventures V, L.P. (“RV V”), Rho Ventures V Affiliates, L.L.C. (“RV V Affiliates”), RMV V, L.L.C. (“RMV V”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV VI, RCP, RMV VI , RV V, RV V Affiliates, RMV V, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	1,699,014 shares are held by RV VI, 1,750,255 shares are held by RV V and 153,670 shares are held by RV V Affiliates. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI. RMV V is the general partner of RV V and the managing member of RV V Affiliates, and RCP is the managing member of RMV V. As such, (i) RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI and (ii) RMV V and RCP possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates, and therefore each of the foregoing may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V and RV V Affiliates, respectively. RMV VI, RMV V and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV VI, RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V, and RV V Affiliates. Ruch, Kairouz and Leschly hold no shares of the Issuer directly. This report does not include an additional 121,192 shares of Common Stock that were issued to RV VI, RV V and RV V Affiliates and are held in escrow (and subject to forfeiture) pursuant to the Agreement and Plan of Merger between the Issuer and Slacker, Inc.
(3)	The percentage set forth on the cover sheets is calculated based on 49,650,669 shares of Common Stock reported to be outstanding as of the consummation of the Issuer’s initial public offering, as set forth in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission (“SEC”) on December 27, 2017.

CUSIP No. 53839L208		13G
1.	Names of Reporting Persons Habib Kairouz
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☑(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,602,939 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,602,939 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,602,939 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 7.3% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by Rho Ventures VI, L.P. (“RV VI”), Rho Capital Partners LLC (“RCP”), RMV VI, L.L.C. (“RMV VI”), Rho Ventures V, L.P. (“RV V”), Rho Ventures V Affiliates, L.L.C. (“RV V Affiliates”), RMV V, L.L.C. (“RMV V”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV VI, RCP, RMV VI , RV V, RV V Affiliates, RMV V, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	1,699,014 shares are held by RV VI, 1,750,255 shares are held by RV V and 153,670 shares are held by RV V Affiliates. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI. RMV V is the general partner of RV V and the managing member of RV V Affiliates, and RCP is the managing member of RMV V. As such, (i) RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI and (ii) RMV V and RCP possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates, and therefore each of the foregoing may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V and RV V Affiliates, respectively. RMV VI, RMV V and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV VI, RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V, and RV V Affiliates. Ruch, Kairouz and Leschly hold no shares of the Issuer directly. This report does not include an additional 121,192 shares of Common Stock that were issued to RV VI, RV V and RV V Affiliates and are held in escrow (and subject to forfeiture) pursuant to the Agreement and Plan of Merger between the Issuer and Slacker, Inc.
(3)	The percentage set forth on the cover sheets is calculated based on 49,650,669 shares of Common Stock reported to be outstanding as of the consummation of the Issuer’s initial public offering, as set forth in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission (“SEC”) on December 27, 2017.

Introductory Note: This Schedule 13G is filed by the Reporting Persons in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of LiveXLive Media, Inc. (the “Issuer”).

Item 1(a).	Name of Issuer:

LiveXLive Media, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Officers:

LiveXLive Media, Inc., 269 South Beverly Drive, Suite #1450, Beverly Hills, CA 90212

Item 2(a).	Name of Person(s) Filing:

Rho Ventures VI, L.P. (“RV VI”)
Rho Ventures V, L.P. (“RV V”)

Rho Ventures V Affiliates, L.L.C (“RV V Affiliates”)

RMV VI, L.L.C. (“RMV VI”)

RMV V, L.L.C. (“RMV V”)

Rho Capital Partners LLC (“RCP”)

Joshua Ruch (“Ruch”)

Mark Leschly (“Leschly”)

Habib Kairouz (“Kairouz”)

Item 2(b).	Address of Principal Business Office:

Rho Ventures, 152 W 57th Street, 23rd Floor, New York, New York 10019

Item 2(c).	Citizenship:

RV VI RV V RV V Affiliates RMV V	Delaware Delaware Delaware Delaware
RMV VI	Delaware
RCP	Delaware
Ruch	United States of America
Leschly	Kingdom of Denmark
Kairouz	United States of America

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.001 per share.

Item 2(e).	CUSIP Number:

53839L208

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:
Item 4(b).	Percent of Class:
Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 29, 2017:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)
RV VI	1,699,014	0	3,602,939	0	3,602,939	3,602,939	7.3%
RV V	1,750,255	0	3,602,939	0	3,602,939	3,602,939	7.3%
RV V Affiliates	153,670	0	3,602,939	0	3,602,939	3,602,939	7.3%
RMV VI (2)	0	0	3,602,939	0	3,602,939	3,602,939	7.3%
RMV V (2)	0	0	3,602,939	0	3,602,939	3,602,939	7.3%
RCP (2)	0	0	3,602,939	0	3,602,939	3,602,939	7.3%
Ruch (2)	0	0	3,602,939	0	3,602,939	3,602,939	7.3%
Leschly (2)	0	0	3,602,939	0	3,602,939	3,602,939	7.3%
Kairouz (2)	0	0	3,602,939	0	3,602,939	3,602,939	7.3%
(1)	Represents the number of shares of Common Stock held by the Reporting Persons. This report does not include an additional 121,192 shares of Common Stock that were issued to RV VI, RV V and RV V Affiliates and are held in escrow (and subject to forfeiture) pursuant to the Agreement and Plan of Merger between the Issuer and Slacker, Inc.
(2)	RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI. RMV V is the general partner of RV V and the managing member of RV V Affiliates, and RCP is the managing member of RMV V. As such, (i) RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI and may be deemed to have indirect beneficial ownership of the shares held by RV VI and (ii) RMV V and RCP possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV V and RV V Affiliates. RMV VI, RMV V and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV VI, RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV V and RV V Affiliates. Ruch, Kairouz and Leschly hold no shares of the Issuer directly.
(3)	The percentage set forth above is calculated based on 49,650,669 shares of Common Stock reported to be outstanding as of the consummation of the Issuer’s initial public offering, as set forth in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission (“SEC”) on December 27, 2017.

Item 5.	Ownership of Five Percent or Less of a Class:

No applicable

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 11, 2018

RHO VENTURES VI, L.P.

By: RMV VI, L.L.C.

Its: General Partner

/s/Mark Leschly

Mark Leschly, Managing Member of its Managing Member

RHO VENTURES V, L.P.

By: RMV V, L.L.C.

Its: General Partner

/s/Mark Leschly

Mark Leschly, Managing Member of its Managing Member

RHO VENTURES V AFFILIATES, L.L.C..

By: RMV V, L.L.C.

Its: Managing member

/s/Mark Leschly

Mark Leschly, Managing Member of its Managing Member

RMV VI, l.l.c.

/s/ Mark Leschly

Mark Leschly, Managing Member of its Managing Member

RMV V, l.l.c.

/s/ Mark Leschly

Mark Leschly, Managing Member of its Managing Member

RHO CAPITAL PARTNERS LLC

/s/ Mark Leschly

Mark Leschly, Managing Member

/s/ Joshua Ruch

/s/ Mark Leschly

/s/ Habib Kairouz

Exhibit(s):

1: Joint Filing Statement

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of LiveXLive Media, Inc..

Dated: January 11, 2018

RHO VENTURES VI, L.P.

By: RMV VI, L.L.C.

Its: General Partner

/s/Mark Leschly

Mark Leschly, Managing Member of its Managing Member

RHO VENTURES V, L.P.

By: RMV V, L.L.C.

Its: General Partner

/s/Mark Leschly

Mark Leschly, Managing Member of its Managing Member

RHO VENTURES V AFFILIATES, L.L.C..

By: RMV V, L.L.C.

Its: Managing member

/s/Mark Leschly

Mark Leschly, Managing Member of its Managing Member

RMV VI, l.l.c.

/s/ Mark Leschly

Mark Leschly, Managing Member of its Managing Member

RMV V, l.l.c.

/s/ Mark Leschly

Mark Leschly, Managing Member of its Managing Member

RHO CAPITAL PARTNERS LLC

/s/ Mark Leschly

Mark Leschly, Managing Member

/s/ Joshua Ruch

/s/ Mark Leschly

/s/ Habib Kairouz